As filed with the Securities and Exchange Commission on September 25, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PROUROCARE MEDICAL INC.

(Exact name of registrant as specified in its charter)

Nevada (State or jurisdiction of incorporation or organization)	20-1212923 (I.R.S. Employer Identification No.)

6440 Flying Cloud Drive, Suite 101

Eden Prairie, MN 55344

(Address and telephone number of registrant’s principal executive offices and principal place of business)

Mr. Richard C. Carlson

ProUroCare Medical Inc.

6440 Flying Cloud Drive, Suite 101

Eden Prairie, MN 55344

Telephone: (952) 476-9093

Facsimile: (952) 843-7031

(Name, address and telephone number of agent for service)

Copies to: Robert K. Ranum, Esq. Fredrikson & Byron, P.A. 200 South 6th Street, Suite 4000 Minneapolis, Minnesota 55402 Telephone: (612) 492-7000 Facsimile: (612) 492-7077

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement has become effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)
Warrants issued pursuant to Warrant Early Exercise Program(2)	6,108,381	—	—	—
Common Stock, $0.00001 par value, underlying the Warrants issued pursuant to Warrant Early Exercise Program(3)	6,108,381	$1.30	$7,940,895.30	$443.10
TOTAL			$7,940,895.30	$443.10

(1)	Calculated pursuant to Rule 457(i) of the Securities Act of 1933, as amended, based upon the per share exercise price of $1.30 for the common stock underlying the Warrants.
(2)

Represents the maximum number of Warrants to be issued to the holders of (i) 3,058,381 warrants issued on January 12, 2009 in a private placement pursuant to the automatic conversions of convertible debt, and (ii) 3,050,000 warrants issued in connection with the Registrant’s January 2009 Unit offering (the “Public Warrants”), that participate in the warrant early exercise program described in this Registration Statement. Pursuant to Rule 457(g), no separate registration fee is required for the Warrants.

(3)

Pursuant to Rule 416, the number of shares of common stock being registered shall include an indeterminate number of shares of common stock that may be issued pursuant to the antidilution provisions of the warrants.

Pursuant to Rule 429(b) of the Securities Act of 1933, as amended, this Registration Statement also serves as a post-effective amendment to Registration Statement No. 333-153605, which post-effective amendment shall become effective concurrently with the effectiveness of the Registration Statement.  The registration fee for the Public Warrants, the common stock underlying the Public Warrants, and the additional securities registered pursuant to such earlier registration statement have been previously paid.  The purpose of the post-effective amendment is to reflect the terms of the Public Warrants as amended pursuant to the warrant early exercise program described in this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Subject to completion, dated September 25, 2009

OFFER LETTER/PROSPECTUS

OFFER TO HOLDERS OF

FIVE-YEAR $1.30 COMMON STOCK PURCHASE WARRANTS OF

PROUROCARE MEDICAL INC.  TO RECEIVE UPON EXERCISE OF THEIR WARRANTS, IN
ADDITION TO THE COMMON STOCK PURCHASED, AN EQUAL NUMBER OF NEW THREE-YEAR
$1.30 COMMON STOCK PURCHASE WARRANTS

AND

PROSPECTUS FOR 3,050,000 SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF
REGISTERED FIVE-YEAR $1.30 COMMON STOCK PURCHASE WARRANTS OF

PROUROCARE MEDICAL INC.

THE OFFER EXPIRES AT 1:00 P.M., CENTRAL DAYLIGHT TIME, ON OCTOBER 30, 2009

UNLESS WE EXTEND THE OFFER

The Offer

For a limited period of time, ProUroCare Medical Inc. (“we,” “us,” or the “Company”) is offering to certain of its warrant holders the opportunity to receive new, three-year warrants upon the exercise of their existing warrants (the “Offer”).  The Offer is being made to all holders of our publicly traded warrants to purchase common stock, referred to as the “Public Warrants” and to all holders of our unregistered warrants to purchase common stock that were issued on January 12, 2009 pursuant to the automatic conversions of convertible debt, referred to as the “Private Warrants.”  The Public Warrants and Private Warrants will be referred to collectively as the “Warrants.” The Company will receive all of the proceeds from the exercise of the Warrants.

During the Offer Period defined below, each Warrant holder who tenders Warrants for early exercise will receive, in addition to the shares of common stock purchased upon exercise, new three-year warrants to purchase an equal number of shares of our common stock at an exercise price of $1.30 per share (each, a “Replacement Warrant”). The Company may elect to redeem the Replacement Warrants at any time after the last sales price of the Company’s common stock equals or exceeds $4.00 for 10 consecutive trading days (in contrast to the $1.82 redemption trigger for the existing Warrants). The Company must provide 30 days’ prior written notice of its decision to redeem the Replacement Warrants, at $0.01 per warrant, during which time holders may choose to exercise the Replacement Warrants according to their terms rather than submitting them for redemption.

The Public Warrants were issued on January 12, 2009 pursuant to the closing of our public offering of 3,050,000 units (the “Units”), each such Unit consisting of one share of common stock and one redeemable warrant to purchase one share of common stock.  We are offering pursuant to this Offer Letter/Prospectus 3,050,000 shares of our common stock for issuance upon exercise of the Public Warrants.

The Private Warrants were issued on January 12, 2009 pursuant to the automatic conversions of convertible debt that resulted in the issuance of warrants to purchase 3,058,381 shares of common stock. The terms of the Private Warrants are identical to the terms of the Public Warrants, but we have not registered the shares of common stock issuable upon exercise of the Private Warrants and will be able to issue such shares only if exemptions from the registration requirements of any applicable federal or state securities laws are available.

The Offer is made upon the terms and conditions in this Offer Letter/Prospectus and related Letter of Transmittal.  The Offer is made for a period of twenty-five (25) business days, or until October 30, 2009 at 1:00 P.M. Central Daylight Time, unless earlier withdrawn or otherwise extended by the Company (the “Offer Period”).  The Offer is not made to those holders who reside in states where an offer, solicitation or sale would be unlawful. We will pay no interest on the cash tendered for the exercise price of the Warrants regardless of any extension of, or amendment to, the Offer or any delay in issuing the Replacement Warrants or the underlying common stock for the tendered Warrants after the expiration of the Offer Period.  The Offer was approved by our Board of Directors on September 14, 2009.

You may tender some or all of your Warrants on these terms.  If you elect to tender Warrants in response to this Offer, please follow the instructions in this document and the related documents, including the Letter of Transmittal.  If you tender Warrants, you may withdraw your tendered Warrants before the expiration of the Offer Period and retain them on their original terms, by following the instructions herein.

Warrants which are not tendered, or which are tendered and withdrawn in accordance with the procedures herein, will retain their current terms, including the current $1.30 exercise price and expiration date of January 7, 2014.

This Offer is conditioned upon the existence of an effective amendment to the Company’s Registration Statement on Form S-1 regarding the common stock issuable upon exercise of the Public Warrants and an effective Registration Statement on Form S-3 regarding the Replacement Warrants and the common stock issuable upon exercise thereof.

The Company’s Board of Directors has approved this Offer. However, neither the Company nor any of its directors, officers or employees makes any recommendation as to whether to exercise Warrants. Each holder of a Warrant must make his, her or its own decision as to whether to exercise some or all of his, her or its Warrants.

It is the Company’s current intent not to conduct another offer to promote the early exercise of the Warrants, but the Company reserves the right to do so in the future. The Company reserves its right to redeem the Warrants pursuant to their original terms, which provide that the Warrants may be redeemed at the Company’s discretion at a price of $0.01 per Warrant at any time after the sales price of the Company’s common stock equals or exceeds $1.82 per share for any 10 consecutive trading days. Should the Company issue a redemption notice, Warrant holders would have 30 days in which to exercise their Warrants.

If you have any questions or need assistance, you should contact the Company.  You may also request additional copies of this document, the Letter of Transmittal or the Notice of Guaranteed Delivery from the Company.  All questions and requests for additional information should be directed to Dick Thon, ProUroCare Medical Inc., 6440 Flying Cloud Dr., Suite 101, Eden Prairie, MN 55344, telephone (952) 476-9093, email: rthon@prourocare.com.

Scope of the Prospectus

This Offer Letter/Prospectus discloses the revised terms of the Warrants as a result of the Offer.  This Offer Letter/Prospectus also sets forth the terms of the Replacement Warrants to be issued to those Warrant holders who elect to participate in the Offer.

Additionally, this Offer Letter/Prospectus relates to 3,050,000 shares of Company common stock, par value $0.00001 per share, which are issuable upon exercise of the Public Warrants during or after the Offer Period. The Public Warrants have an exercise price of $1.30 per share, subject to adjustment.

This Offer Letter/Prospectus does not apply to the shares of Company common stock which are issuable upon exercise of the Private Warrants. The Company may issue such common stock only if exemptions from the registration requirements of any applicable federal or state securities laws are available. This Offer Letter/Prospectus is not an offer to sell or the solicitation of an offer to buy Company common stock issuable upon exercise of the Private Warrants.

The securities offered by this Offer Letter/Prospectus involve a high degree of risk.

See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined that this prospectus is truthful or complete.  A representation to the contrary is a criminal offense.

The date of this prospectus is       , 2009.

i

PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of this offering.  Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this prospectus or in the documents incorporated by reference into this prospectus or included as exhibits to the registration statement that contains this prospectus. Accordingly, you are urged to carefully review this prospectus (including all documents incorporated by reference into this prospectus) in its entirety.

Summary of the Offer

The Company	ProUroCare Medical Inc., a Nevada corporation, with principal executive offices at 6440 Flying Cloud Drive, Suite 101, Eden Prairie, Minnesota 55344, telephone (952) 476-9093.

Warrants that qualify for the Offer

“Public Warrants”

As of September 18, 2009, we had outstanding Public Warrants to purchase an aggregate of 3,050,000 shares of common stock, which were issued on January 12, 2009 pursuant to the closing of our public offering of 3,050,000 Units. Each Unit consisted of one share of our common stock and one redeemable warrant to purchase one share of common stock. We are offering pursuant to this Offer Letter/Prospectus 3,050,000 shares of our common stock for issuance upon exercise of the Public Warrants. The shares issued upon exercise of the Public Warrants will be unrestricted and freely transferable.

“Private Warrants”

As of September 18, 2009, we had outstanding Private Warrants to purchase an aggregate of 3,058,381 shares of common stock, which were issued on January 12, 2009, pursuant to the automatic conversions of convertible debt. The terms of the Private Warrants are identical to the terms of the Public Warrants, but we have not registered the shares of common stock issuable upon exercise of the Private Warrants and will be able to issue such shares only if exemptions from the registration requirements of any applicable federal or state securities laws are available. The shares issued upon exercise of the Private Warrants will be restricted as to transfer and certificates representing such shares will bear a restrictive legend.

General Terms of the Warrants

Each Warrant is exercisable for one share of common stock at a cash exercise price of $1.30. We may elect to redeem the Warrants at any time after the last sales price of our common stock equals or exceeds $1.82 for 10 consecutive trading days. We must provide 30 days’ prior written notice of our decision to redeem the Warrants, at $0.01 per warrant, during which time holders may choose to exercise the Warrants according to their terms rather than submitting them for redemption. The Warrants will expire on January 7, 2014, unless sooner redeemed.

Market Price of the Common Stock and Warrants

Our common stock and Public Warrants are listed on the OTC Bulletin Board under the symbols “PUMD” and “PUMDW,” respectively. On September 18, 2009, the last reported sale prices of such securities were $1.45 and $0.50, respectively. We also have a current trading market for our Units. The Units are listed on the OTC Bulletin Board under the symbol “PUMDU”, and on September 18, 2009, the last reported sale price of a Unit was $1.50. There is no established trading market for the Private Warrants. See “The Offer—Price Range of Common Stock,

Warrants and Units” starting on page 15.

The Offer

Each Warrant holder who tenders Warrants for early exercise during the Offer Period will receive, in addition to the shares of common stock purchased upon exercise, an equal number of new warrants, each referred to as a “Replacement Warrant.” Each Replacement Warrant will have a cash exercise price of $1.30 per share and have a three-year term.

For example, if a Warrant holder tenders 1,000 Warrants during the Offer Period, the Warrant holder will be required to pay the Warrant exercise price of $1.30 per share, for a total of $1,300, and will receive as a result of the Warrant exercise 1,000 shares of our common stock plus a Replacement Warrant to purchase 1,000 shares. See “The Offer—General Terms—Terms of the Replacement Warrants” starting on page 7.

The Company may elect to redeem the Replacement Warrants at any time after the last sales price of the Company’s common stock equals or exceeds $4.00 for 10 consecutive trading days (in contrast to the $1.82 redemption trigger for the existing Warrants). The Company must provide 30 days’ prior written notice of its decision to redeem the Replacement Warrants, at $0.01 per warrant, during which time holders may choose to exercise the Replacement Warrants according to their terms rather than submitting them for redemption.

The Company expects the Replacement Warrants to be listed on the Over the Counter Bulletin Board under a ticker symbol to be determined. The listing of the Replacement Warrants on the Over the Counter Bulletin Board is dependent upon the existence of an effective registration statement regarding the Replacement Warrants and the cooperation of market makers for the Replacement Warrants.

This Offer is being made to all Warrant holders except those holders who reside in states where an offer, solicitation or sale would be unlawful. The purpose of the Offer is to provide an incentive to exercise the Warrants and thereby raise additional capital for the Company. See “The Offer—General Terms” and “—Background and Purpose of the Offer” starting on pages 7 and 12, respectively.

Expiration Date of Offer

One O’clock P.M., Central Daylight Time, on October 30, 2009, unless earlier withdrawn or extended by the Company. All Warrants and related paperwork, as well as payment for Warrants exercised for cash, must be received by the depositary by this time, as instructed in this Offer Letter/Prospectus. See “The Offer—General Terms—Offer Period” starting on page 7.

Withdrawal Rights

If you tender your Warrants and change your mind, you may withdraw your tendered Warrants at any time until the expiration date of the Offer, as described in greater detail in the section entitled “The Offer—Withdrawal Rights” starting on page 11.

Participation by Officers, Directors and Affiliates

Two of our directors intend to exercise Warrants in accordance with the terms of the offer: Scott E. Smith intends to exercise 20,000 Warrants and Robert J. Rudelius intends to exercise 44,742 Warrants. In addition, we have been informed that one of our affiliates, James L. Davis, intends to exercise between 150,000 to 200,000 of his Warrants in accordance with the terms of the Offer. In lieu of cash, these individuals may pay the exercise price of some or all of their Warrants tendered in this Offer by cancelling amounts we owe them.

Conditions of the Offer	The conditions of the Offer are:
	•	the existence of an effective amendment to our registration statement on Form S-1 regarding the Public Warrants, and the common stock issuable upon the exercise of such warrants;

	•	the existence of an effective registration statement on Form S-3 regarding the Replacement Warrants, and the common stock issuable upon the exercise of such warrants; and

	•	each Warrant holder desiring to participate in the Offer delivering to us in a timely manner a completed Letter of Transmittal, along with the holder’s Warrants and proper cash payment.

See “The Offer—Extension of Tender Period; Termination; Amendments; Conditions” starting on page 18.

Risk Factors

There are risks associated with participating in the Offer. For a discussion of some of the risks you should consider before deciding whether to participate in the Offer, you are urged to carefully review and consider the information in the section entitled “Risk Factors” starting on page 4.

How to Tender Warrants

To tender your Warrants, you must complete one of the actions described in this Offer Letter/Prospectus in the section entitled “The Offer—Procedure for Exercising and Tendering Warrants” starting on page 9 before the expiration of the Offer Period. You may also contact the Company or your broker for assistance.

Further Information

Please direct questions or requests for assistance, or for additional copies of this Offer Letter/Prospectus, Letter of Transmittal or other materials, in writing, to the Company. The contact information for the Company is Dick Thon, ProUroCare Medical Inc., 6440 Flying Cloud Dr., Suite 101, Eden Prairie, MN 55344, telephone (952) 476-9093, e-mail: rthon@prourocare.com.

Depositary	The depositary for the Offer is Interwest Transfer Company, Inc.

Offering of Common Stock Issuable Upon Exercise of the Public Warrants and the Replacement Warrants

The Company is offering 3,050,000 shares of Company common stock, par value $0.00001 per share, for issuance upon exercise of the Public Warrants during or after the Offer Period. The Public Warrants have an exercise price of $1.30 per share, subject to adjustment.

The Company is offering 6,108,381 shares of Company common stock, par value $0.00001 per share, for issuance upon exercise of the Replacement Warrants. The Replacement Warrants have an exercise price of $1.30 per share, subject to adjustment.

This Offer Letter/Prospectus does not apply to the shares of Company common stock which are issuable upon exercise of the Private Warrants. The Company may issue such common stock only if exemptions from the registration requirements of any applicable federal or state securities laws are available. This Offer Letter/Prospectus is not an offer to sell or the solicitation of an offer to buy Company common stock issuable upon exercise of the Private Warrants.

Shares of Common Stock Offered and Outstanding

Common stock outstanding before the exercise of Public Warrants and Replacement Warrants(1)	9,894,991 shares
Common stock issuable under the Public Warrants	3,050,000 shares
Common stock issuable under the Replacement Warrants	6,108,381 shares
Common stock outstanding after the exercise of Public Warrants and Replacement Warrants(2)	22,111,753 shares

(1)           Based on the number of shares outstanding as of September 18, 2009, not including 3,050,000 shares issuable upon exercise of the Public Warrants, 3,058,381 shares issuable upon exercise of the Private Warrants and approximately 2,137,652 shares issuable upon exercise of various other warrants and options to purchase our common stock. We anticipate making a grant of options to purchase up to 320,000 shares of common stock to officers and directors before the end of September 2009. The vesting of these options will be tied to performance criteria related to the commercialization of our ProUroScan product and achievement of financing goals.

(2)           Assumes the exercise of all Public Warrants and Private Warrants during the Offer Period and the exercise of all Replacement Warrants. Based on the number of shares outstanding as of September 18, 2009, not including approximately 2,137,652 shares issuable upon exercise of various other warrants and options to purchase our common stock. We anticipate making a grant of options to purchase up to 320,000 shares of common stock to officers and directors before the end of September 2009. The vesting of these options will be tied to performance criteria related to the commercialization of our ProUroScan product and achievement of financing goals.

RISK FACTORS

Before investing in our common stock, you should consider carefully the following risk factors, in addition to the other information contained and incorporated by reference in this prospectus.  Investing in our common stock involves a high degree of risk.

In addition to the risk factors identified below, please refer to our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, for a discussion of the risks involved with an investment in our securities.  Additional risks and uncertainties not presently known to us, or that we currently deem immaterial also may impair our business operations.  If any of the matters identified as potential risks materialize, our business could be harmed.  In that event, the trading price of our common stock could decline to prices below that paid pursuant to an exercise of the Warrants.

Risks Associated with the Offer

We do not meet the criteria to list our securities on an exchange such as The NASDAQ Capital Market and our common stock is illiquid and may be difficult to sell.

Our common stock is traded on the OTC Bulletin Board (“OTCBB”). Generally, securities that are quoted on the OTCBB lack liquidity and analyst coverage. This may result in lower prices for our common stock than might otherwise be obtained if we met the criteria to list our securities on a larger or more established exchange, such as The NASDAQ Capital Market and could also result in a larger spread between the bid and asked prices for our common stock.

In addition, there has been only limited trading activity in our common stock. The relatively small trading volume will likely make it difficult for our stockholders to sell their common stock as, and when, they choose. As a result, investors may not always be able to resell shares of our common stock publicly at the time and prices that they feel are fair or appropriate.

Because our stock is deemed a “penny stock,” you may have difficulty selling shares of our common stock.

Our common stock is a “penny stock” and is therefore subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934, as amended. Under this rule, broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. The penny stock rules severely limit the liquidity of securities in the secondary market, and many brokers choose not to participate in penny stock transactions. As a result, there is generally less trading in penny stocks and you may not always be able to resell shares of our common stock publicly at the time and prices that you feel are fair or appropriate. Under applicable regulations, our common stock will generally remain a penny stock until and for such time as its per-share price is $5.00 or more (as determined in accordance with SEC regulations), or until we meet certain net asset or revenue thresholds. These thresholds include the possession of net tangible assets (that is, total assets less intangible assets and liabilities) in excess of $5,000,000, and the recognition of average revenues equal to at least $6,000,000 for each of the last three years. We do not anticipate meeting any of the thresholds in the foreseeable future.

The exercise price of our Public Warrants and Replacement Warrants has been arbitrarily determined.

The exercise price of our Public Warrants and Replacement Warrants has been arbitrarily determined; the exercise price of the Public Warrants was originally determined by negotiation between the Company and our Underwriter at the time of our 2009 public offering of units.  Our Board of Directors established the exercise price for the Replacement Warrants based on its estimation of those warrant terms that would encourage Warrant holders to participate in the Offer.  The exercise prices of the Public Warrants and Replacement Warrants bear no relationship to our assets, book value, lack of earnings, net worth or other recognized criteria of value, including quoted stock prices.

Because we will have broad discretion over the use of the net proceeds from the exercise of the Warrants, you may not agree with how we use them and the proceeds may not be invested successfully.

We will have broad discretion on the use of the proceeds for the exercise of the Warrants. While we currently anticipate that we will use the net proceeds to accelerate certain technology enhancements and design improvements to our ProUroScan product, and for working capital, operating expenses and other general corporate purposes, our management may allocate the net proceeds among these purposes as it deems necessary. In addition, market or other factors may require our management to allocate portions of the net proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of the net proceeds from exercise of the Warrants, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for the Company.

If you elect to tender Warrants and purchase common stock in this offering, you will experience immediate dilution.

If you elect to tender Warrants in response to the Offer and purchase our common stock in this offering, you will experience immediate dilution, which would have been $0.73 per share as of June 30, 2009, because the price that you pay for our common stock will be greater than the net tangible book value per share of our common stock.

There must be a current prospectus and state registration in order for you to exercise the Public Warrants and Replacement Warrants.

Investors will be able to exercise the Public Warrants and Replacement Warrants only if a current prospectus relating to the common stock underlying the warrants is then in effect and only if such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside. Although we will use our best efforts to (i) maintain the effectiveness of a current prospectus covering the common stock underlying the warrants and (ii) maintain the registration of such common stock under the securities laws of the states in which we initially qualified the units for sale in our public offering that closed on January 12, 2009, there can be no assurance that we will be able to do so. We will be unable to issue common stock to those persons desiring to exercise their warrants if a current prospectus covering the common stock issuable upon the exercise of the warrants is not kept effective or if such common stock is not qualified nor exempt from qualification in the states in which the holders of the warrants reside.

The Public Warrants, Private Warrants and Replacement Warrants are subject to redemption by the Company.

The Public Warrants and Private Warrants are subject to redemption by the Company for $0.01 per Warrant upon 30 days prior written notice, provided that the last sales price of our common stock equals or exceeds $1.82 for 10 consecutive trading days. The Replacement Warrants are subject to redemption by the Company for $0.01 per Warrant upon 30 days prior written notice, provided that the last sales price of our common stock equals or exceeds $4.00 for 10 consecutive trading days.  If the warrants are redeemed, warrant holders will lose their right to exercise the warrants except during such 30 day redemption period. Redemption of the warrants could force the holders to exercise the warrants at a time when it may be disadvantageous for the holders to do so or to sell the warrants at the then-market price or accept the redemption price, which likely would be substantially less than the market value of the warrants at the time of redemption.

Our outstanding options and warrants may have an adverse effect on the market price of our common stock and increase the difficulty of effecting a future business combination.

At September 18, 2009, we had outstanding options and warrants to purchase 8,246,033 shares of common stock, including the Warrants. We anticipate making a grant of options to purchase up to 320,000 shares of common stock to officers and directors before the end of September 2009. The vesting of these options will be tied to performance criteria related to the commercialization of our ProUroScan product. The potential for the issuance of substantial numbers of additional shares of common stock upon exercise of these warrants and options could make us a less attractive acquisition target in the eyes of a prospective business partner. Such securities, when exercised, will increase the number of issued and outstanding shares of our common stock and reduce the value of the shares issued. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants and options could have an adverse effect on the market price for our securities or on our ability to obtain future financing.

The price of our common stock may fluctuate significantly, which may make it difficult for stockholders to resell common stock when they want or at a price they find attractive.

We expect that the market price of our common stock will fluctuate. Our common stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•                 actual or anticipated variations in our quarterly operating results;

•                 changes in interest rates and other general economic conditions;

•                 significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

•                 operating and stock price performance of other companies that investors deem comparable to us;

•                 news reports relating to trends, concerns, litigation, regulatory changes and other issues in our industry;

•                 geopolitical conditions such as acts or threats of terrorism or military conflicts; and

•                 relatively low trading volume.

We have never paid dividends and do not expect to pay dividends in the foreseeable future.

We have never paid dividends on our capital stock and do not anticipate paying any dividends for the foreseeable future. Future debt covenants may prohibit payment of dividends.

THE OFFER

Participation in the Offer involves a number of risks, including, but not limited to, the risks identified in the section entitled “Risk Factors.”  Warrant holders should carefully consider these risks and are urged to speak with their personal financial, investment and/or tax advisor as necessary before deciding whether or not to participate in this Offer.  In addition, we strongly encourage you to read this Offer Letter/Prospectus in its entirety and the publicly-filed information about the Company referenced herein, before making a decision regarding the Offer.

General Terms

For a limited period of time, ProUroCare Medical Inc. is offering to certain of its warrant holders the opportunity to receive new, three-year warrants upon the exercise of their existing warrants.  During the Offer Period, each Warrant holder who tenders Warrants for early exercise will receive, in addition to the shares of common stock purchased upon exercise, three-year Replacement Warrants to purchase an equal number of shares of our common stock at an exercise price of $1.30 per share. The Offer is subject to the terms and conditions contained in this Offer Letter/Prospectus and the Letter of Transmittal.

For example, if a Warrant holder tenders 1,000 Warrants during the Offer Period, the Warrant holder will be required to pay the Warrant exercise price of $1.30 per share, for a total of $1,300, and will receive 1,000 shares of our common stock as a result of the Warrant exercise plus a Replacement Warrant to purchase 1,000 shares of our common stock.

You may tender some or all of your Warrants on these terms.  If you elect to tender Warrants in response to this Offer, please follow the instructions in this Offer Letter/Prospectus  and the related documents, including the Letter of Transmittal.

If you tender Warrants, you may withdraw your tendered Warrants before the expiration of the Offer Period and retain them on their original terms, by following the instructions herein.

Terms of the Replacement Warrants

The Replacement Warrants are being offered as consideration to Warrant holders who participate in the Offer.  The terms of the Replacement Warrants will be substantially the same as the terms of the Warrants, except that each Replacement Warrant will have a three-year term and may be redeemed by the Company at a price of $0.01 per warrant at any time after the last sales price of the Company’s common stock equals or exceeds $4.00 for 10 consecutive trading days, compared to the $1.82 redemption trigger for the existing Warrants. The Company must provide 30 days’ prior written notice of its decision to redeem the Replacement Warrants, during which time holders may choose to exercise the Replacement Warrants according to their terms, rather than submitting them for redemption. For additional details regarding the terms of the Replacement Warrants, see “Description of Securities to be Registered—Replacement Warrants” starting on page 27.

The Company expects the Replacement Warrants to be listed on the OTCBB under a ticker symbol to be determined. The listing of the Replacement Warrants on the OTCBB is dependent upon the existence of an effective registration statement regarding the Replacement Warrants and the cooperation of market makers for the Replacement Warrants.

Offer Period

The Offer will only be open for a twenty-five (25) business day period beginning on September 25, 2009 (the date the materials relating to the Offer are first sent to the Warrant holders) and ending on October 30, 2009 at 1:00 P.M., Central Daylight Time.  We expressly reserve the right, in our sole discretion, at any time or from time to time, to earlier withdraw the Offer or extend the period of time during which the Offer is open by giving oral or written notice of such extension to Warrant holders who have not tendered any Warrants for early exercise.  There can be no assurance however, that we will exercise our right to extend the Offer Period.  During any such extension, all Warrants previously tendered will be deemed exercised as of the original Offer Period expiration date.  We will pay no interest on cash tendered for the exercise price of the Warrants regardless of any extension of, or amendment to, the Offer or any delay in issuing the Replacement Warrants or the common stock underlying the tendered Warrants after the expiration of the Offer Period.

At the expiration of the Offer Period, the original terms of the Warrants, including, but not limited to, the $1.30 per share cash exercise price, shall resume and continue to apply until the Warrants expire by their terms on January 7, 2014.

IT IS OUR CURRENT INTENT NOT TO CONDUCT ANOTHER OFFER TO PROMOTE THE EARLY EXERCISE OF THE WARRANTS, BUT WE RESERVE THE RIGHT TO DO SO IN THE FUTURE.  WE ALSO

RESERVE OUR RIGHT TO REDEEM THE WARRANTS PURSUANT TO THEIR ORIGINAL TERMS, WHICH PROVIDE THAT THE WARRANTS MAY BE REDEEMED AT OUR DISCRETION AT A PRICE OF $0.01 PER WARRANT AT ANY TIME AFTER THE SALES PRICE OF OUR COMMON STOCK EQUALS OR EXCEEDS $1.82 PER SHARE FOR ANY 10 CONSECUTIVE TRADING DAYS. SHOULD THE COMPANY ISSUE A REDEMPTION NOTICE, WARRANT HOLDERS WOULD HAVE 30 DAYS IN WHICH TO EXERCISE THEIR WARRANTS.

Partial Exercise Permitted

If you choose to participate in the Offer, you may exercise less than all of your Warrants pursuant to the terms of the Offer.

WARRANTS NOT EXERCISED DURING THE OFFER PERIOD SHALL, AFTER THE EXPIRATION OF THE OFFER PERIOD, BE EXERCISABLE IN ACCORDANCE WITH THE GENERAL TERMS OF SUCH WARRANTS, AS THE TERMS OF SUCH WARRANTS EXISTED PRIOR TO THE COMMENCEMENT OF THIS OFFER.  UNEXERCISED WARRANTS SHALL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON JANUARY 7, 2014, UNLESS SOONER REDEEMED AS PERMITTED BY THEIR TERMS.

Conditions to the Offer

This Offer is conditioned upon the existence of an effective amendment to our registration statement on Form S-1(File No. 333-153605) regarding the Public Warrants and the common stock issuable upon the exercise of the Public Warrants, as amended by the post-effective amendment on Form S-3 that was declared effective on April 7, 2009.  We have filed a second post-effective amendment to the existing Form S-1 registration statement that is on file with the Securities and Exchange Commission (the “SEC” or the “Commission”) covering the Public Warrants and the common stock underlying the Public Warrants in order to reflect the terms of the Public Warrants as amended in this Offer.

Additionally, the Offer is conditioned upon the existence of an effective registration statement on Form S-3 regarding the Replacement Warrants and the common stock issuable upon the exercise of such warrants.  In order to register the Replacement Warrants to be issued upon the exercise of the Warrants in this Offer, we have filed with the SEC a registration statement on Form S-3.

We will not complete the Offer unless and until the post-effective amendment and registration statement described above are declared effective by the SEC.  If there is a delay in such effectiveness, we may, in our discretion, extend, suspend or cancel the Offer, and will inform Warrant holders of such event.

Finally, the Offer is conditioned upon each Warrant holder desiring to participate in the Offer delivering to the depositary in a timely manner a completed Letter of Transmittal, along with the holder’s Warrants, proper cash payment, and any other paperwork the depositary deems necessary to effect such participation.

No Recommendation; Warrant Holder’s Own Decision

Neither the Company, its directors, officers or employees makes any recommendations to any Warrant holder as to whether to exercise their Warrants.  Each Warrant holder must make his, her or its own decision as to whether to exercise their Warrants.

Procedure for Exercising and Tendering Warrants

Proper Exercise and Tender of Warrants

To exercise and tender Warrants validly pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees, must be received by the depositary at its address set forth in the section entitled “The Offer—Depositary” prior to the expiration of the Offer Period. The method of delivery of all required documents is at the option and risk of the tendering Warrant holders. If delivery is by mail, we recommend registered mail with return receipt requested (properly insured). In all cases, sufficient time should be allowed to assure timely delivery.  If the Warrants you are tendering are part of Units held by you, then you must instruct the depositary to separate the Warrants from the Units prior to tendering your Warrants pursuant to the Offer.

In the Letter of Transmittal, the exercising Warrant holder must: (1) set forth his, her or its name and address; (2) set forth the number of Warrants exercised; and (3) set forth the number of the Warrant certificate(s) representing such Warrants.

If the Warrants are registered in the name of a person other than the signer of the Letter of Transmittal, the Warrants must be endorsed or accompanied by appropriate assignment documents, in either case signed exactly as the name(s) of the registered owner(s) appear on the Warrants, with the signature(s) on the Warrants or assignment documents guaranteed.

An exercise of Warrants pursuant to the procedures described below will constitute a binding agreement between the exercising holder of Warrants and the Company upon the terms and subject to the conditions of the Offer.

ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING A LETTER OF TRANSMITTAL, WARRANTS AND PROPER PAYMENT FOR THE EARLY EXERCISE OF THE TENDERED WARRANTS, MUST BE MADE TO THE DEPOSITARY.  NO DELIVERIES SHOULD BE MADE TO THE COMPANY, AND ANY DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Book-Entry Delivery.  The depositary will establish an account for the Warrants at The Depository Trust Company (“DTC”) for purposes of the Offer within two business days after the date of this document. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer such Warrants into the depositary’s account in accordance with DTC’s procedure for such transfer. Even though delivery of Warrants may be effected through book-entry transfer into the depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or an agent’s message in the case of a book-entry transfer, and any other required documentation, must in any case be transmitted to and received by the depositary at its address set forth in the section of this Offer Letter/Prospectus entitled “The Offer—Depositary” prior to the expiration of the Offer Period, or the guaranteed delivery procedures set forth herein must be followed. Delivery of the Letter of Transmittal (or other required documentation) to DTC does not constitute delivery to the depositary.

Warrants Held Through Custodians.  If Warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, you must instruct that holder to exercise your Warrants on your behalf.

Unless the Warrants being exercised are delivered to the depositary by 1:00 P.M., Central Daylight Time, on October 30, 2009 accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted agent’s message, and proper payment, we may, at our option, treat such exercise as invalid.  Issuance of common stock upon exercise of Warrants will be made only against the valid exercises of the Warrants.

Guaranteed Delivery.  If you want to exercise your Warrants pursuant to the Offer, but (1) your Warrants are not immediately available, (2) the procedure for book-entry transfer cannot be completed on a timely basis, or

(3) time will not permit all required documents to reach the depositary prior to the expiration of the Offer Period, you can still exercise your Warrants if all the following conditions are met:

1.               the tender is made by or through an “Eligible Institution” (as defined below);

2.               the depositary receives by hand, mail, overnight courier or facsimile transmission, prior to the expiration of the Offer Period, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this document (with signatures guaranteed by an Eligible Institution); and

3.               the depositary receives, within three (3) OTC Bulletin Board trading days after the date of its receipt of the Notice of Guaranteed Delivery:

a.               the certificates for all tendered Warrants, or confirmation of receipt of the Warrants pursuant to the procedure for book-entry transfer as described above, and

b.              a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

In any event, the issuance of shares of common stock for Warrants exercised pursuant to the Offer and accepted pursuant to the Offer will be made only after timely receipt by the depositary of Warrants, properly completed, duly executed Letter(s) of Transmittal and any other required documents.

Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Warrants will be determined by us, in our sole discretion, and our determination shall be final and binding, subject to the judgment of any court. We reserve the absolute right, subject to the judgment of any court, to reject any or all tenders of Warrants that we determine are not in proper form or reject Warrants that may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to the judgment of any court, to waive any defect or irregularity in any tender of the Warrants. Neither we nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

The exercise of Warrants pursuant to the procedure described above will constitute a binding agreement between the tendering Warrant holder and the Company upon the terms and subject to the conditions of the Offer.

Signature Guarantees

In certain cases, all signatures on the Letter of Transmittal must by guaranteed by an “Eligible Institution.”  An “Eligible Institution” is a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Signatures on a Letter of Transmittal need not be guaranteed if (1) the Letter of Transmittal is signed by the registered holder of the Warrant(s) tendered therewith and such holder has not completed the box entitled “Special Delivery Instructions” or “Special Issuance Instructions” in the Letter of Transmittal; or (2) such Warrants are tendered for the account of an Eligible Institution.

Where Warrants are exercised by a registered holder of the Warrants who has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal, all signatures on the Letters of Transmittal must be guaranteed by an Eligible Institution.  Additionally, where the Letter of Transmittal is signed by someone other than the registered holder of the Warrants, all signatures on the Letters of Transmittal must be guaranteed by an Eligible Institution.

Withdrawal Rights

Tenders of Warrants made pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer Period.  After the Offer Period expires, such tenders are irrevocable.  If we extend the period of time during which the Offer is open or are delayed in accepting for exercise any Warrants pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, we may retain all Warrants tendered, and tenders of such Warrants may not be withdrawn except as otherwise provided in this section. We will pay no interest on the exercise price of the Warrants regardless of any withdrawal of tendered warrants during the Offer Period, or any extension of, or amendment to, the Offer or any delay in issuing the Replacement Warrants or the common stock underlying the tendered Warrants after the expiration of the Offer Period.

To be effective, a written notice of withdrawal must be timely received by the depositary at its address identified in this Offer Letter/Prospectus. Any notice of withdrawal must specify the name of the person who tendered the Warrants for which tenders are to be withdrawn and the number of Warrants to be withdrawn. If the Warrants to be withdrawn have been delivered to the depositary, a signed notice of withdrawal must be submitted prior to release of such Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering Warrant holder) and the serial numbers shown on the particular certificates evidencing the Warrants to be withdrawn. Withdrawal may not be cancelled, and Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described above in the section entitled “The Offer—Procedure for Exercising and Tendering Warrants” at any time prior to the expiration of the Offer Period.

A holder of Warrants desiring to withdraw tendered Warrants previously delivered through DTC should contact the DTC participant through which such holder holds his, her or its Warrants.  In order to withdraw previously tendered Warrants, a DTC participant may, prior to the expiration of the Offer Period, withdraw its instruction previously transmitted through the WARR PTS function of DTC’s ATOP procedures by (1) withdrawing its acceptance through the WARR PTS function, or (2) delivering to the depositary by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notices of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the WARR PTS function to which such withdrawal relates. A DTC participant may withdraw a tendered Warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered his, her or its Warrants other than through DTC should send written notice of withdrawal to the depositary specifying the name of the Warrant holder who exercised the Warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by an Eligible Institution, as described above in the section entitled “The Offer—Procedure for Exercising and Tendering Warrants—Signature Guarantees;” provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Warrants being withdrawn are held for the account of an Eligible Institution.  Withdrawal of a prior Warrant tender will be effective upon receipt of the notice of withdrawal by the depositary. Selection of the method of notification is at the risk of the Warrant holder, and notice of withdrawal must be timely received by the depositary.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding, subject to the judgments of any courts that might provide otherwise. Neither we nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification, subject to the judgment of any court.

Acceptance for Issuance of Shares and Replacement Warrants

Upon the terms and subject to the conditions of the Offer, from September 25, 2009 to 1:00 P.M. Central Daylight Time on October 30, 2009, we will accept for exercise Warrants validly tendered. The common stock to be issued upon exercise of Warrants during the Offer Period will be delivered promptly following the expiration of the Offer Period.  In all cases, Warrants will only be accepted for exercise pursuant to the Offer after timely receipt by the depositary of (i) certificates for Warrants tendered either physically or through book-entry delivery, (ii) a properly completed and duly executed Letter of Transmittal or manually signed photocopy thereof, and (iii) a certified bank check or wire transfer of immediately available funds in accordance with the instructions herein, in the amount of the purchase price of the common stock being acquired upon exercise of the Warrants tendered, payable to Interwest Transfer Company, Inc., as warrant agent and depositary.

For purposes of the Offer, we will be deemed to have accepted for exercise Warrants that are validly tendered and for which tenders are not withdrawn, unless we give written notice to the Warrant holder of our non-acceptance.

Background and Purpose of the Offer

Information Concerning the Company

We have developed and intend to market an innovative prostate imaging system known as the ProUroScan™ system.  The ProUroScan system incorporates our new proprietary elasticity imaging technology to create a “map” and an electronic record of the prostate.

The ProUroScan system is an imaging system designed for use as an aid to the physician in visualizing and documenting tissue abnormalities in the prostate that have been previously detected by a digital rectal exam (“DRE”). As an adjunct to DRE, the ProUroScan system will be used following an abnormal DRE to generate a real time image and map of the prostate and to store this information electronically.

Our approach to imaging is based on the fact that most abnormal tissue in otherwise homogenous organ tissue is less elastic than normal tissue.  The ProUroScan’s unique technology uses measurements of relative tissue elasticity as detected by mechanical sensors and interpreted by mathematical algorithms to create images, rather than using ultrasound or other alternative technologies.  Using the system’s specially designed rectal probe, physicians can quickly and cost-effectively visualize the prostate gland and document specific areas of concern.  The real-time map can be saved as a permanent electronic record.

Our imaging technology is based on work originally performed in the late 1990’s by Artann Laboratories Inc. (“Artann”), a scientific technology company based in Trenton, New Jersey, that is focused on early-stage technology development. In 2002, we licensed the rights to this technology and since then have worked with Artann on its development. In September 2006, Artann was awarded a $3 million Small Business Innovation Research Phase II Competitive Renewal grant from the National Cancer Institute to help advance the development and application for clearance of the ProUroScan system by the U.S. Food and Drug Administration (“FDA”).  In April 2008, we acquired the patents, patent applications and other know how associated with this technology. In July 2008, the Company entered into new license and development and commercialization agreements with Artann relating to their existing technology and know-how and all future technology developed by Artann in our field of use. After we obtain FDA clearance, it is our intent to expand our working relationship with Artann to include their participation in the development and licensing of future mechanical imaging technology.

The ProUroScan system is not currently marketed or sold and is not cleared for marketing by the FDA. Our initial goal is to obtain a basic mapping and data maintenance claim from the FDA under a 510(k) application for the current generation system. Once FDA 510(k) clearance is obtained on our current generation ProUroScan system, we intend to have the systems manufactured by one or more FDA-regulated contract manufacturers and market the system in cooperation with a medical device company that has an established worldwide presence in the urology market.

The ProUroScan imaging system is currently in the final stages of a multi-site clinical study designed to provide documentation to the FDA of the system’s effectiveness in mapping the prostate and identifying abnormalities detected by DRE.   In the early fourth quarter of 2009, we expect to complete and submit to the FDA a 510(k) application for clearance to market this technology in the U.S.  Once submitted, the FDA will have 90 days to review and grant clearance, ask questions or reject the 510(k) application. However, the 510(k) application process may be significantly longer if the FDA has questions upon its review or requests additional information.  No assurances can be given in regard to the timing of any of these events.

We believe there is a market need to be able to visualize and create an electronic record or map that can show the relative size and position of abnormal tissue in the prostate gland. We believe the ProUroScan System will offer a solution that meets these needs and that will (assuming we apply for and obtain FDA approval or clearance for this indication) enable physicians to monitor and compare images of the prostate over time.

We believe the ProUroScan System’s existing technology provides a platform on which to develop multiple future generation systems. In the future, once FDA 510(k) clearance is obtained for a basic mapping and data maintenance claim, we intend to work with Artann to develop and introduce enhanced versions and additional indications.  We plan to study, explore and develop an enhanced version of the system that may be able to monitor changes in prostate tissue over time, guide biopsy of the prostate gland and assess changes in prostate size following drug treatment for benign prostatic hypertrophy.  Future generation systems will require us to obtain regulatory approval or clearance for use of the ProUroScan system for additional related indications and file additional submissions with the FDA if we are to obtain expanded labeling claims.

Our mechanical imaging technology is protected by seven U.S. patents, seven foreign patents, and five foreign patent applications.  In addition, Artann has filed four U.S. patent applications that are licensed to us under the Artann License Agreement.  We are currently exploring potential marketing relationships with medical product companies that are interested in marketing products in the prostate cancer detection market.   We expect such a relationship could provide both financial support and access to engineering, regulatory, clinical, manufacturing and marketing capabilities.

Corporate Information

Our wholly owned subsidiary, ProUroCare Inc. (“PUC”), was incorporated in 1999 as a Minnesota corporation. In January 2002, PUC licensed the rights to certain advanced prostate imaging technology, and became engaged in the business of developing this technology for assessing characteristics of the prostate. In 2004, through a reverse merger transaction with Global Internet Communications, or Global, a publicly-held Nevada corporation, PUC became the wholly owned and sole operating subsidiary of Global, which was then renamed ProUroCare Medical Inc.

Our executive offices are located at 6440 Flying Cloud Drive, Suite 101, Eden Prairie, Minnesota 55344 and our telephone number is (952) 476-9093. Our Internet site is www.prourocare.com. The information contained in our Internet site is not a part of this prospectus.

The following persons are directors, executive officers and/or affiliates of the Company, and the address for each person is c/o ProUroCare Medical Inc., 6440 Flying Cloud Dr., Suite 101, Eden Prairie, MN 55344:

Name	Position with the Company
Richard C. Carlson	Chief Executive Officer and Director
Richard B. Thon	Chief Financial Officer
David F. Koenig	Director
Robert J. Rudelius	Director
Scott E. Smith	Director
James L. Davis(1)	Affiliate

(1)           Mr. Davis is the beneficial owner of more than 10% of the Company’s common stock.

Purpose of the Offer

The purpose of the Offer is to provide an incentive to exercise the Warrants and thereby raise additional capital.  The Warrants that are tendered for early exercise pursuant to the Offer will be retired.  The proceeds we raise as a result of the Offer will be used to accelerate certain technology enhancements and design improvements to our ProUroScan product, and for general working capital and for the satisfaction of existing obligations.  Refer to the section entitled “Use of Proceeds” for additional information.

Agreements, Regulatory Requirements and Legal Proceedings

There are no present or proposed contracts, arrangements, understandings or relationships between the Company or any of its executive officers, directors or affiliates relating, directly or indirectly, to the Offer.  There are no applicable regulatory requirements which must be complied with or approvals which must be obtained in connection with the Offer.  There are no antitrust laws applicable to the Offer.  The margin requirements under Section 7 of the Securities Exchange Act of 1934, as amended, and the related regulations thereunder are inapplicable.  There are no pending legal proceedings relating to the Offer.

Interests of Directors, Officers and Affiliates

The Company does not beneficially own any of the Warrants.  The following table sets forth the Warrants owned by our executive officers, directors and affiliates:

Name	Aggregate Warrants beneficially owned	Percentage of Warrants beneficially owned
Richard C. Carlson	—	—
Richard B. Thon	—	—
David F. Koenig	—	—
Robert J. Rudelius(1)	44,742	0.7%
Scott E. Smith(2)	62,475	1.0%
James L. Davis(3)	847,182	13.9%

(1)          Represents Private Warrants acquired as the result of a conversion of convertible debt purchased in a private placement.

(2)          Represents 52,475 Private Warrants acquired as the result of a conversion of convertible debt purchased in a private placement and 10,000 Public Warrants acquired in our 2009 public offering.

(3)          Represents 652,182 Private Warrants acquired as the result of a conversion of convertible debt purchased in a private placement and 195,000 Public Warrants acquired in our 2009 public offering.

Two of our directors intend to exercise Warrants in accordance with the terms of the offer:  Scott E. Smith intends to exercise 20,000 Warrants and Robert J. Rudelius intends to exercise 44,742 Warrants.  In addition, we have been informed that one of our affiliates, James L. Davis, intends to exercise between 150,000 to 200,000 of his Warrants in accordance with the terms of the Offer.  In lieu of cash, these individuals may pay the exercise price of some or all of their Warrants tendered in this Offer by cancelling amounts we owe them.

From time-to-time, as part of our normal corporate governance process, we evaluate the size and composition of our Board of Directors relative to our business operations.  Based on such a review, we have recently begun discussions with board candidates, with a view toward adding one to three new directors to our Board; however, this determination was in no way related to or based on our decision to proceed with the Offer.

There are no present plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; (c) a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the management of the Company including, but not limited to, any plans to change any material term of the employment contract of any executive officer; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company’s corporate structure or business; (g) changes in the Company’s Amended and Restated Articles of Incorporation or Amended and Restated Bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person; (h) causing a class of equity security of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; (i) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) the suspension of the Company’s obligation to file reports pursuant to Section 15(d) of the Exchange Act.

The exercise of the Warrants pursuant to the Offer would trigger the acquisition by such exercising holders of additional shares of the common stock of the Company.

NONE OF THE COMPANY OR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES MAKES ANY RECOMMENDATION TO ANY HOLDER OF WARRANTS AS TO WHETHER TO TENDER AND EXERCISE SOME OR ALL OF HIS, HER OR ITS WARRANTS. EACH HOLDER OF WARRANTS MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER AND EXERCISE HIS, HER OR ITS WARRANTS.

Price Range of Common Stock, Warrants and Units

Our common stock and Public Warrants are listed on the OTC Bulletin Board under the symbols “PUMD” and “PUMDW,” respectively. On September 18, 2009, the last reported sale prices of our common stock and Public Warrants were $1.45 and $0.50, respectively. We also have a current trading market for our Units. The Units also trade on the OTC Bulletin Board under the symbol “PUMDU” and on September 18, 2009 the closing sale price of the Units was $1.50.  There is no established trading market for the Private Warrants.

We recommend that Warrant holders obtain current market quotations for the common stock before deciding whether or not to exercise their Warrants.

The following table shows, for the last eight fiscal quarters, the high and low closing bid prices per share of the common stock and Units as quoted on the OTC Bulletin Board (as adjusted for the February 2008 one for ten reverse stock split).  Price quotes for the Public Warrants represent the high and low selling prices as quoted on the OTC Bulletin Board.  Our common stock began trading in December 2003.  The quotations listed below reflect interdealer prices, without retail markup, markdown or commission, and may not necessarily represent actual transactions.

	Common Stock (PUMD)		Warrants (PUMDW)				Units (PUMDU)
	High	Low	High		Low		High		Low
2007
Third Quarter	$3.00	$0.50	$	*	$	*	$	*	$	*
Fourth Quarter	$2.50	$0.51	$	*	$	*	$	*	$	*
2008
First Quarter	$0.95	$0.30	$	*	$	*	$	*	$	*
Second Quarter	$2.01	$0.30	$	*	$	*	$	*	$	*
Third Quarter	$3.05	$0.30	$	*	$	*	$	*	$	*
Fourth Quarter	$1.85	$0.41	$	*	$	*	$	*	$	*
2009
First Quarter	$1.21	$0.20		$0.20		$0.15		$0.80		$0.70
Second Quarter	$0.70	$0.50		$0.20		$0.15		$1.10		$0.70

*              Not traded.

Source and Amount of Funds

Because this transaction is an offer to holders to exercise their existing Warrants, there is no source of funds or other cash consideration being paid by us to those tendering Warrants.  We will use existing working capital to pay expenses associated with this Offer, estimated to be $61,000.

Transactions and Agreements Concerning Our Securities

Other than as set forth below, and as set forth in our Amended and Restated Articles of Incorporation or Amended and Restated Bylaws, there are no agreements, arrangements or understandings between the Company, or any of its directors or executive officers, and any other person with respect to the securities of the Company that are the subject of this Offer.

Warrant Agreement.  In connection with the public offering of the Units, we entered into a Warrant Agreement with Interwest Transfer Company, Inc., appointing Interwest as warrant agent for the Public Warrants and Private Warrants.  In connection with this Offer, we have amended the Warrant Agreement to appoint Interwest as warrant agent for the Replacement Warrants. As amended, the Warrant Agreement provides for the various terms, restrictions and governing provisions that dictate all of the terms of the Public Warrants, Private Warrants and Replacement Warrants.

Lock-Up Agreements. Our directors, executive officers and certain stockholders (including James Davis, who is the beneficial owner of more than 10% of the Company’s outstanding common stock) agreed with Feltl and Company, Inc. (“Feltl”), the underwriter in our public offering of Units, that for a one-year period following the public offering, they would not offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock.

The lock-up provisions apply to 314,846 Private Warrants owned by James Davis, 52,475 Private Warrants owned by Scott Smith and 44,742 Private Warrants owned by Robert Rudelius. The lock-up provisions expire on January 7, 2010. Feltl may, in its sole discretion, at any time without prior notice, release all or any portion of the Private Warrants from the restrictions in any such agreements, but no release has occurred as of the date of this Offer Letter/Prospectus.

Accounting Treatment

The fair value of the Replacement Warrants issued will be recorded as an operating expense, with an offsetting entry to additional paid-in capital.  The fair value of the Replacement Warrants issued will be determined using the Black-Scholes pricing model on the closing date of this offering, which shall be a date promptly following expiration of the Offer Period (the “Closing Date”).

Financial Information Regarding the Company

Financial Information Incorporated by Reference

We incorporate by reference our consolidated financial statements for the fiscal years ended December 31, 2008 and 2007 that were furnished in our Annual Report on Form 10-K and filed with the SEC on March 26, 2009, and our consolidated financial statements for the six months ended June 30, 2009 that were furnished in our Quarterly Report on Form 10-Q and filed with the SEC on August 14, 2009.

The full text of all such filings with the SEC referenced above, as well as the other documents we have filed with the SEC prior to, or will file with the SEC subsequent to, the filing of the Tender Offer Statement on Schedule TO relating to this Offer can be accessed electronically on the SEC’s website at www.sec.gov.

Summary Financial Information and Pro Forma Financial Information

The following is a summary of selected statement of operations data and balance sheet data for each period indicated. The selected financial data presented below for the years ended December 31, 2008 and December 31, 2007 are derived from our audited consolidated financial statements and related notes.  The selected consolidated financial data presented below for the six months ended June 30, 2009 and 2008, and the summary balance sheet information for June 30, 2009, compared with December 31, 2008 and 2007 are derived from our unaudited consolidated financial statements and related notes.

The selected consolidated financial data presented below should be read in conjunction with our consolidated financial statements and the notes to the consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

The pro forma consolidated financial information presented below assumes that all 6,108,381 Warrants are tendered for early exercise in the Offering, resulting in net proceeds to the Company of $7,879,895 after estimated offering expenses of $61,000.  It also assumes the cost of the Replacement Warrants to be $6,780,303, as determined using the Black-Scholes pricing model as of September 1, 2009.

	Six months ended June 30, 2009	Year ended December 31, 2008	Year ended December 31, 2007	Period from August 17,1999 (inception) to June 30, 2009
Consolidated Statement of Operations Data
Operating expenses:
Research and development	$208,881	$597,755	$143,628	$5,664,188
General and administrative	711,627	2,026,677	1,305,274	10,542,800
Total operating expenses	920,508	2,624,432	1,448,902	16,206,988
Operating loss	(920,508)	(2,624,432)	(1,448,902)	(16,206,988)
Interest expense, net	(1,088,451)	(1,909,500)	(1,310,942)	(6,232,623)
Debt extinguishment expense	(324,267)	(123,785)	(353,454)	(829,428)
Net loss	$(2,333,226)	$(4,657,717)	$(3,113,298)	$(23,269,039)
Net loss per common share:
Basic and diluted	$(0.26)	$(2.65)	$(1.98)	$(16.20)
Weighted average number of shares outstanding:
Basic and diluted	8,877,218	1,759,607	1,572,555	1,436,224

	As of June 30, 2009	As of December 31, 2008	As of December 31, 2007
Consolidated Balance Sheet Data
Cash and cash equivalents	$14,594	$3,900	$400,613
Total assets	153,945	1,076,554	1,038,910
Total liabilities	2,237,789	8,334,417	4,730,493
Shareholders’ deficit	(3,083,844)	(7,257,863)	(3,691,583)

Consolidated Statement of Operations Data, Pro Forma
Operating expense	$7,700,811
Operating loss	(7,700,811)
Net Loss	$(9,113,529)

Consolidated Balance Sheet Data, Pro Forma
Cash and cash equivalents	$7,894,489
Total assets	8,033,840
Total liabilities	3,237,789
Shareholders’ equity	4,796,051

Extension of Tender Period; Termination; Amendments; Conditions

We expressly reserve the right, in our sole discretion and at any time or from time to time, to extend the period of time during which the Offer is open.

There can be no assurance, however, that we will exercise our right to extend the Offer Period. During any such extension, all Warrants previously tendered will be deemed exercised as of the original Offer Period expiration date. Amendments to the Offer will be made by written notice to the holders of the Warrants.  Material changes to information previously provided to holders of the Warrants in this Offer or in documents furnished subsequent thereto will be disseminated to holders of Warrants. Also, should we, pursuant to the terms and conditions of the Offer, materially amend the Offer, we will ensure that the Offer remains open long enough to comply with U.S. federal securities laws.  It is possible that such changes could involve an extension of the Offer of up to 10 additional business days.

If we materially change the terms of the Offer or the information concerning the Offer, or waive a material condition of the Offer, we will extend the Offer to the extent required under applicable law. The minimum period during which the Offer must remain open following any material change in the terms of the Offer or information concerning the Offer (other than a change in price, change in dealer’s soliciting fee or change in percentage of securities sought, all of which require up to 10 additional business days) will depend on the facts and circumstances, including the relative materiality of such terms or information.

The conditions to the Offer are:

•                  the existence of an effective amendment to our registration statement on Form S-1 regarding the Public Warrants and the common stock issuable upon the exercise of such warrants;

•                  the existence of an effective registration statement on Form S-3 regarding the Replacement Warrants, and the common stock issuable upon the exercise of such warrants; and

•                  each Warrant holder desiring to participate in the Offer delivering to us in a timely manner a completed Letter of Transmittal, along with the holder’s Warrants and proper cash payment.

U.S. Federal Income Tax Consequences

General

The following summary describes the material U.S. federal income tax considerations of the Offer to holders of the Warrants who hold the Warrants as capital assets, and the acceptance by such holders of the limited offer to exercise the Warrants to acquire common stock and Replacement Warrants.  This description also addresses the material U.S. federal income tax consequences of the ownership of common stock to holders who hold such common stock as capital assets and who acquire such common stock upon the exercise of the Warrants.  This description does not address the tax considerations applicable to holders that may be subject to special tax rules, such as financial institutions, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, tax exempt organizations, dealers or traders in securities, or holders that hold common stock or Warrants as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or U.S. Holders (as defined below) that have a functional currency other then the U.S. dollar.

Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax or other tax consequences of the acquisition and ownership of common stock and exercise of the Warrants.  Holders should consult their tax advisors with respect to the application of the U.S. tax laws to their particular situation.

This description is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, each as in effect on the date hereof.  All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations by the IRS or a court, which could affect the tax consequences described herein.

For purposes of this description, for U.S. federal income tax purposes a holder of common stock or Warrants is a “United States Person” if such holder is:

•                  An individual who is a citizen of the United States;

•                  A corporation created or organized in or under the laws of the United States or any State thereof, including the District of Columbia.

•                  An estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•                  A trust (x) if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons, as defined in Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of such trust or (y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. citizen.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds common stock or Warrants, the tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partner and the nature of the activities of the partnership.  Such partner should consult its own tax advisor as to the application of the U.S. tax laws to its particular situation.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR U.S. HOLDERS RELATING TO THE EXERCISE OF WARRANTS IN EXCHANGE FOR OUR COMMON STOCK AND REPLACEMENT WARRANTS AND THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.  YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISOR REGARDING THE TAX CONSEQUENCES TO YOU (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN INCOME TAX, ESTATE TAX AND OTHER TAX LAWS) OF THE EXERCISE OF THE WARRANTS PROVIDED HEREIN; THE RECEIPT OF REPLACEMENT WARRANTS; AND THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

The Offer

If you participate in the Offer in accordance with the procedures set forth in this Offer Letter/Prospectus, we intend to treat your participation for U.S. federal income tax purposes in the manner described below.

If you elect to exercise an existing Warrant as described in this Offer, we will, solely for tax purposes, treat the transaction as a “recapitalization” exchange of the Warrant for a “new” (revised) warrant containing terms reflecting the rights described herein to purchase, at a price of $1.30 per new warrant, one share of common stock plus the Replacement Warrant.  In effect, the modification of the terms of the Warrant which carry the right to exercise the Warrant and receive common stock plus a Replacement Warrant will be deemed and treated for tax purposes as an interim and transitory exchange of the Warrant for a new warrant with those new terms.  Thereupon, pursuant to the Offer and upon payment of the exercise price, we will issue the common stock and the Replacement Warrant to you.

The consequences of such a transaction would be that (i) the deemed exchange of Warrants for “new” warrants would not cause recognition of gain or loss; (ii) your tax basis in the “new” warrant received in the deemed exchange would be equal to the tax basis in your existing Warrant deemed given in exchange; (iii) upon the deemed exercise of the “new” warrant, your aggregate tax basis in the common stock and the Replacement Warrant received will be equal to your basis in the exercised “new” warrant increased by the exercise price paid upon exercise pursuant to the Offer; (iv) the aggregate basis so determined will be allocated between the common stock received and the Replacement Warrant based upon the relative fair market value of the common stock and the Replacement Warrant so received; and (v) your holding period for the common stock acquired upon the exercise will begin on the day following the date of exercise.

If you do not participate in the Offer, we intend to treat the Offer as not resulting in any U.S. federal income tax consequences to you.

U.S. Holders

The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of the Common Stock applicable to United States Persons (referred to below as “U.S. Holders”), subject to the limitations described above.

Ownership of Common Stock

Distributions of cash or property that we pay in respect to the Common Stock will constitute dividends for U.S. federal income tax purposes to the extent paid from its current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in the U.S. Holder’s gross income upon receipt. Any such dividend will be eligible for the dividends received deduction if received by an otherwise qualifying corporate U.S. Holder that meets the holding period and other requirements for the dividends received deduction.  Dividends paid us to certain non-corporate U.S. holders (including individuals), with respect to taxable years beginning on or before December 31, 2010, are eligible for U.S. federal income taxation at the rates generally applicable to long-term capital gains for individuals, provided that the holder receiving the dividend satisfies applicable holding period and other requirements.  If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in such Holder’s Common Stock, and thereafter will be treated as capital gain.

Dispositions of Common Stock

Upon a sale, exchange or other taxable disposition of shares of the Common Stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and such Holder’s adjusted tax basis in its shares of Common Stock.  Such capital gain or loss will be long-term capital gain or loss if such Holder has held such Common Stock for more than one year at the time of disposition.  The deductibility of capital losses is subject to limitations under the Code.

U.S. Backup Withholding Tax and Information Reporting Requirements

Information reporting generally will apply to payments of dividends on the Common Stock and proceeds from the sale or exchange of the Common Stock or Warrants made within the United States to a U.S. Holder, other than an exempt recipient (including a corporation), a payee that is not a United States person that provides an appropriate certification, and certain other persons.  If information reporting applies to any such payment, a payor will be required to withhold backup withholding tax from the payment if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements.

Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Non-U.S. Holders

The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of the Common Stock applicable to holders who are not United States Persons (referred to below as “Non-U.S. Holders”), subject to the limitations described above.

U.S. Trade or Business Income

For purposes of this discussion, dividend income and gain on the sale, exchange or other taxable disposition of the Common Stock will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States and (ii) in the case of a Non-U.S. Holder that is eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the Non-U.S. Holder in the United States.  Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided the Non-U.S. Holder complies with applicable certification and disclosure requirements); instead, a Non-U.S. Holder is subject to U.S. federal income tax on a net basis at regular U.S. federal income tax rates (in the same manner as a U.S. person) on its U.S. trade or business income.  Any U.S. trade or business income received by a

Non-U.S. Holder that is a corporation also may be subject to a “branch profits tax” at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty, under specific circumstances.

Ownership of Common Stock

Distributions of cash or property that we pay in respect of the Common Stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles).  A Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of the Common Stock.  If the amount of a distribution exceeds its current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of the Non-U.S. Holder’s tax basis in the Common Stock, and thereafter will be treated as capital gain.  In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under the treaty.  A Non-U.S. Holder of the Common Stock that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.  A Non-U.S. Holder should consult its own tax advisor regarding its possible entitlement to benefits under an income tax treaty.

The U.S. federal withholding tax described in the preceding paragraph does not apply to dividends that represent U.S. trade or business income of a Non-U.S. Holder who provides a properly executed IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Dispositions of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other taxable disposition of Common Stock unless:

•              the gain is U.S. trade or business income;

•              the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other conditions (in which case, such Non-U.S. Holder will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable tax treaty) on the amount by which certain capital gains allocable to U.S. sources exceed certain capital losses allocable to U.S. sources); or

•              the Company is or has been a U.S. real property holding corporation (a “USRPHC”) under section 897 of the Code at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder’s holding period for the Common Stock (in which case, such gain will be subject to U.S. federal income tax in the same manner as U.S. trade or business income).

In general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business.  If we are determined to be a USRPHC, the U.S. federal income and withholding taxes relating to interests in USRPHCs nevertheless will not apply to gains derived from the sale or other disposition of the Common Stock by a Non-U.S. Holder whose shareholdings, actual and constructive, at all times during the applicable period, amount to 5% or less of the Common Stock, provided that the Common Stock is regularly traded on an established securities market.  We do not believe that we are currently a USRPHC, and we do not anticipate becoming a USRPHC in the future.  However, no assurance can be given that we will not be a USRPHC, or that the Common Stock will be considered regularly traded, when a Non-U.S. Holder sells its shares of the Common Stock.

U.S. Backup Withholding Tax and Information Reporting Requirements

We must annually report to the IRS and to each Non-U.S. Holder any dividend income that is subject to U.S. federal withholding tax, or that is exempt from such withholding tax pursuant to an income tax treaty.  Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.  Under certain circumstances, the Code imposes a backup withholding obligation (currently at a rate of 28%) on certain reportable payments.  Dividends paid to a

Non-U.S. Holder of Common Stock generally will be exempt from backup withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption and the payor does not have actual knowledge or reason to know that the holder is a United States Person.

The payment of the proceeds from the disposition of the Common Stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a United States Person or that the conditions of any other exemption are not, in fact, satisfied.  The payment of the proceeds from the disposition of the Common Stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. Related Person”).  In the case of the payment of the proceeds from the disposition of the Common Stock to or through a non-U.S. office of a broker that is either a United State Person or a U.S. Related Person, the Treasury regulations require information reporting (but not the backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary.  Non-U.S. Holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of Common Stock).

Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Risk Factors

For a detailed discussion of some of the risks you should consider before participating in the Offer, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 4 of this Offer Letter/Prospectus.

Additional Information; Miscellaneous

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer Letter/Prospectus is a part. This Offer Letter/Prospectus does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  We recommend that Warrant holders review the Schedule TO, including the exhibits, and our other materials that have been filed with the SEC before making a decision on whether to accept the Offer.

We will assess whether we are permitted to make the Offer in all jurisdictions. If we determine that we are not legally able to make the Offer in a particular jurisdiction, we reserve the right to withdraw the Offer in that particular jurisdiction and we will inform Warrant holders of this decision. If we withdraw the Offer in a particular jurisdiction, the Offer will not be made to, nor will exercises or tenders be accepted from or on behalf of, the holders residing in that jurisdiction.

Our Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and Warrant holders should consult with personal advisors if they have questions about their financial or tax situation. The information about this Offer from us is limited to this Offer Letter/Prospectus and the Schedule TO relating to this Offer.

We are subject to the information requirements of the Exchange Act and in accordance therewith file and furnish reports and other information with the SEC. All reports and other documents we have filed or furnished with the SEC, including the Schedule TO relating to the Offer, or will file or furnish with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

If you have any questions regarding the Offer or need assistance, you should contact the Company.  You may request additional copies of this document, the Letter of Transmittal or the Notice of Guaranteed Delivery from the Company.  All such questions or requests should be directed to Dick Thon, ProUroCare Medical Inc., 6440 Flying Cloud Dr., Suite 101, Eden Prairie, MN 55344, telephone (952) 476-9093, email: rthon@prourocare.com.

Depositary

The depositary for our Offer is:

Interwest Transfer Company, Inc.

By mail, hand or overnight delivery:

Interwest Transfer Company, Inc.

1981 Murray Holladay Road

Suite 100

Salt Lake City, Utah 84117

By facsimile transmission:

Interwest Transfer Company, Inc.

Facsimile:  (801) 277-3147

Confirm by telephone:  (801) 272-9294

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend” and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this prospectus or incorporated by reference.

Because the factors discussed in this prospectus or incorporated by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any such forward-looking statements. These statements are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties relate to, among other factors:

•                  general economic or industry conditions, nationally and in the physician, urology and medical device communities in which we intend to do business;

•                  our ability to raise capital to fund our 2009 and 2010 working capital needs and introduce our products into the marketplace;

•                  our ability to complete the development of our existing and proposed products on a timely basis or at all;

•                  legislation or regulatory requirements, including our securing of all U.S. Food and Drug Administration (“FDA”) and other regulatory approvals on a timely basis, or at all, prior to being able to market and sell our products in the United States;

•                  competition from larger and more well established medical device companies and other competitors;

•                  the development of products that may be superior to the products offered by us;

•                  securing and protecting our intellectual property and assets, and enforcing breaches of the same;

•                  clinical results not anticipated by management of the Company;

•                  the quality or composition of our products and the strength and reliability of our contract vendors and partners;

•                  changes in accounting principles, policies or guidelines;

•                  financial or political instability;

•                  acts of war or terrorism; and

•                  other economic, competitive, governmental, regulatory and technical factors affecting our operations, proposed products and prices.

These and other risks are detailed in this prospectus under the discussion entitled “Risk Factors,” as well as in our reports filed with the SEC from time to time under the Securities Act and the Exchange Act. You are encouraged to read these filings as they are made.

Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

This Offer Letter/Prospectus relates to our Public Warrants and Replacement Warrants and the shares of our common stock underlying such warrants.  We will receive the exercise price of $1.30 per share upon the exercise of any of the Private Warrants, Public Warrants or Replacement Warrants.

We will not receive any proceeds as a result of the issuance of the Replacement Warrants, except that we will receive the $1.30 per share exercise price upon the exercise of any Public and Private Warrants that are tendered in response to the Offer.

We expect to use the proceeds received from the exercise of the warrants, if any, to accelerate certain technology enhancements and design improvements to our ProUroScan product, and for general working capital and for the satisfaction of existing obligations.

DETERMINATION OF OFFERING PRICE

Replacement Warrants and Underlying Common Stock

The offering price of the shares of common stock issuable upon the exercise of the Replacement Warrants is determined by reference to the exercise prices of such warrants, which is $1.30 per share of our common stock.  Our Board of Directors established the exercise price for the Replacement Warrants based on its estimation of those warrant terms that would encourage Warrant holders to participate in the Offer.  The exercise price for the Replacement Warrants was arbitrarily determined by our Board and does not have any relationship to our assets, projected future earnings, book value or any other objective financial statement criteria of value.

Public Warrants and Underlying Common Stock

The purchase price of the shares of common stock issuable upon the exercise of the Public Warrants is determined by reference to the exercise price of the Public Warrants. The exercise price of the 3,050,000 Public Warrants is $1.30 per share.  The exercise price of the Public Warrants was determined by us and our underwriter at the commencement of the public offering in which the Public Warrants were issued.

DILUTION

The difference between the purchase price per share of the common stock issuable under the Warrants and the Replacement Warrants, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to purchasers in this offering.  Net tangible book value per share is determined by dividing our tangible book value, which is our tangible assets less total liabilities, by the number of outstanding share of our common stock.  The information below assumes all of the Warrants are exercised.

At June 30, 2009, our net tangible book value was a deficiency of $3,114,531, or approximately $(0.31) per share of common stock.  After giving effect to the sale of 9,158,381 shares of common stock offered by this prospectus, and 3,058,381 shares of common stock issuable upon exercise of the Private Warrants by holders accepting this Offer, our pro forma net tangible book value at June 30, 2009 would have been $12,706,260, or $0.57 per share, representing an immediate increase in net tangible book value of $0.88 per share to the existing stockholders and an immediate dilution of $0.73 per share, or 56% to purchasers in this offering.

The following table illustrates the dilution to the purchasers in this offering on a per-share basis as if the offering had occurred on June 30, 2009:

Offering price of the shares of Common Stock		$1.30
Net tangible book value before this offering	$(0.31)
Increase attributable to purchasers in this offering(1)	$0.88
Pro forma net tangible book value after this offering		$0.57
Dilution to purchasers in this offering		$0.73

(1) Although the shares underlying the Private Warrants are not offered pursuant to this Offer Letter/Prospectus, the proceeds from the exercise of the Private Warrants are included in this total, because such exercise has been assumed as a prerequisite to the exercise of the Replacement Warrants.

PLAN OF DISTRIBUTION

Replacement Warrants

The Replacement Warrants are being offered to holders of our Warrants pursuant to the terms of the Offer set forth in the section entitled “The Offer.”

The Company is offering 6,108,381 shares of Company common stock, par value $0.00001 per share, which are issuable upon exercise of the Replacement Warrants. Pursuant to the terms of the Replacement Warrants, shares of our common stock will be issued to those Replacement Warrant holders who exercise their Replacement Warrants and provide payment of the exercise price of $1.30 per share through their brokers to our warrant agent, Interwest Transfer Company, Inc., 1981 Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117. We do not know if or when the Replacement Warrants will be exercised.  We also do not know whether any of the shares of common stock acquired upon exercise will be sold.

Public Warrants

The Company is offering 3,050,000 shares of Company common stock, par value $0.00001 per share, which are issuable upon exercise of the Public Warrants during or after the Offer Period. Pursuant to the terms of the Public Warrants, shares of our common stock will be issued to those Public Warrant holders who exercise their Public Warrants and provide payment of the exercise price of $1.30 per share through their brokers to our warrant agent, Interwest Transfer Company, Inc., 1981 Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117.  We do not know if or when the Public Warrants will be exercised.  We also do not know whether any of the shares of common stock acquired upon exercise will be sold.

Private Warrants

This Offer Letter/Prospectus does not apply to the shares of Company common stock which are issuable upon exercise of the Private Warrants. The Company may issue such common stock only if exemptions from the registration requirements of any applicable federal or state securities laws are available. This Offer Letter/Prospectus is not an offer to sell or the solicitation of an offer to buy Company common stock issuable upon exercise of the Private Warrants.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

Our Amended and Restated Articles of Incorporation authorize us to issue up to 50,000,000 shares of common stock having a par value of $0.00001 per share. As of September 18, 2009, we had 9,894,991 shares of common stock issued and outstanding, with an aggregate of 8,246,033 shares of common stock issuable upon exercise of currently exercisable options, warrants and convertible notes. The transfer agent and registrar for our common stock is Interwest Transfer Company, Inc., of Salt Lake City, Utah.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters to be voted on by our stockholders. Holders of our common stock do not have any cumulative voting rights. Common stockholders are entitled to share ratably in any dividends that may be declared from time to time on the common stock by our board of directors from funds legally available therefor. Holders of common stock do not have any preemptive right to purchase shares of common stock. There are no conversion rights or sinking-fund provisions for or applicable to our common stock.

Replacement Warrants

Each Warrant Holder who tenders Warrants for early exercise pursuant to the terms of the Offer will receive, in addition to the shares of common stock purchased upon exercise, one Replacement Warrant to purchase the same number of shares of our common stock at a price of $1.30 per share, subject to adjustment as discussed below, at any time after the closing of this offering. The Replacement Warrants will expire at 5:00 P.M., Minneapolis, Minnesota time, three years from the Closing Date of this offering, or earlier upon redemption.

We may elect to redeem the outstanding Replacement Warrants at a price of $0.01 per Replacement Warrant at any time after the last sales price of our common stock equals or exceeds $4.00 for ten consecutive trading days.

If the foregoing condition is satisfied and we call the Replacement Warrants for redemption, we must provide a minimum of 30 days’ prior written notice, and each Replacement Warrant holder shall then be entitled to exercise his or her Replacement Warrant prior to the date scheduled for redemption.

The Replacement Warrants will be issued in registered form under a warrant agreement, as amended, between Interwest Transfer Company, Inc., as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Replacement Warrants.

The exercise price and number of shares of common stock issuable on exercise of the Replacement Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.

The Replacement Warrants may be exercised upon surrender of the Replacement Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Replacement Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us (or a party otherwise agreed to by us), for the number of Replacement Warrants being exercised. The Replacement Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Replacement Warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Replacement Warrants, each holder will be entitled to one vote for each share held on record on all matters to be voted on by stockholders.

No Replacement Warrants will be exercisable and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such Replacement Warrant, a prospectus relating to the common stock issuable upon exercise of the Replacement Warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Replacement

Warrants. In addition, holders of the Replacement Warrants are not entitled to net cash settlement and the Replacement Warrants may only be settled by delivery of shares of our common stock and not cash. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the Replacement Warrants until the expiration of the Replacement Warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the common stock issuable upon exercise of the Replacement Warrants, holders will be unable to exercise their Replacement Warrants and we will not be required to settle any such Replacement Warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the Replacement Warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Replacement Warrants reside, the Replacement Warrants may have no value, the market for the Replacement Warrants may be limited and the Replacement Warrants may expire worthless. We have agreed, however, to extend the exercise period of the Replacement Warrants if the prospectus relating to the common stock issuable upon the exercise of the Replacement Warrants is not current at the expiration date. The Replacement Warrant holders will have a 30 day period to exercise the Replacement Warrants upon effectiveness of a registration statement relating to the common stock issuable upon the exercise of the Replacement Warrants.

No fractional shares will be issued upon exercise of the Replacement Warrants. If, upon exercise of the Replacement Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the Replacement Warrant holder.

MATERIAL CHANGES

Between May 1, 2009 and September 16, 2009, James Davis, a principal shareholder of the Company, made various payments for the benefit of the Company and provided the Company with certain cash advances totaling approximately $243,000.  The purpose of these payments and advances was to help fund specific Company activities related to product development, clinical studies and FDA related activities.  On September 21, 2009, Mr. Davis and the Company executed a promissory note in the principal amount of $243,000 (the “Davis Note”) to formalize the Company’s obligation to Mr. Davis for these amounts.  Upon execution of the Davis Note, the Company agreed, as consideration for making the payments and advances represented by the Davis Note, to issue to Mr. Davis 19,833 shares of its common stock and to accrue for future issuance to Mr. Davis 2,700 shares of common stock for each month (or portion thereof) that the Davis Note is outstanding after March 21, 2010.  In addition, under the terms of the Davis Note, the Company will accrue for issuance to Mr. Davis in lieu of cash interest, 1,618 shares of its common stock for each month (or portion thereof) that the principal amount of the Davis Note is outstanding.  All of the shares accrued for issuance to Mr. Davis will be issued upon repayment of the Davis Note.  The Davis Note provides Mr. Davis with a subordinated security interest in the Company’s assets, and matures on March 28, 2011.

On September 23, 2009, the Company borrowed $300,000 from Jack Petersen pursuant to a secured promissory note.  The promissory note matures on March 28, 2011. Under the terms of the promissory note, the Company will accrue for issuance to Mr. Petersen 1,998 shares of its common stock for each month or portion thereof that the principal amount of the loan remains outstanding, in lieu of cash interest.  As consideration for making the loan, the Company issued to Mr. Petersen 20,000 shares of stock and will accrue for issuance 3,333 shares of its common stock for each month or portion thereof that the principal amount of the loan remains outstanding beginning March 21, 2010.  All accrued shares will be issued upon repayment of the loan.  The promissory note provides Mr. Petersen with a subordinated security interest in the Company’s assets.

On September 23, 2009, the Company borrowed $100,025 from Central Bank pursuant to a promissory note.  The promissory note matures on January 17, 2011, and bears interest at the Prime Rate plus 1.0%, with a minimum rate of 6.0%.  The promissory note was guaranteed by Bruce Johnson.  As consideration for providing the guaranty, the Company issued to Mr. Johnson 6,667 shares of stock and will accrue for issuance 1,111 shares of its common stock for each month or portion thereof that the principal amount of the loan remains outstanding beginning March 21, 2010.  All accrued shares will be issued upon repayment of the loan.  In addition, the Company executed a security agreement with Mr. Johnson, providing him with a subordinated security interest in the Company’s assets.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to our Amended and Restated Articles of Incorporation, the personal liability of our directors to us or our stockholders for monetary damages for breach of fiduciary duty as a director is eliminated to the fullest extent permitted by law.  In addition, we will indemnify our directors and officers to the fullest extent permitted by law.  In certain cases, we may also advance expenses incurred by any director or officer in defending any proceeding brought against him because of his position as such.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

ABOUT THIS PROSPECTUS

This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful.  This prospectus is part of a registration statement that we filed with the SEC.  The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus.  That registration statement can be read at the SEC web site or at the SEC’s offices mentioned under the section “Where You Can Find More Information.”  We have not authorized anyone else to provide you with different information or additional information.  You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

WHERE YOU CAN FIND MORE INFORMATION

Before you decide whether to invest in our common stock, you should read this prospectus and the information we otherwise file with the SEC. We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 or at the SEC’s other public reference facilities. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. You can request copies of these documents by writing to the SEC and paying a fee for the copying costs. Our SEC filings are also available at the SEC’s website at http://www.sec.gov.

We are allowed to incorporate by reference information contained in documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents and that the information in this prospectus is not complete and you should read the information incorporated by reference for more detail. We incorporate by reference in two ways. First, we list certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus. Second, the information in documents that we file in the future will update and supersede the current information in, and incorporated by reference in, this prospectus.

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any Current on Reports on Form 8-K filed under Item 12):

•                  Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•                  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, respectively;

•                  Current Reports on Form 8-K filed May 28, 2009, June 22, 2009, August 5, 2009, August 11, 2009, August 17, 2009, and September 22, 2009, respectively;

•                  Our Definitive Proxy Statement on Form 14A filed with the SEC on July 8, 2009; and

•                  The description of our common stock set forth in the registration statement on Form 8-A that we filed with the SEC on February 3, 2006 (File No. 000-51774).

You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

ProUroCare Medical Inc.

6440 Flying Cloud Drive, Suite 101

Eden Prairie, MN 55344
Attention: Secretary
(952) 476-9093

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of these documents.

LEGAL MATTERS

Legal matters in connection with the validity of the shares offered by this prospectus will be passed upon by Fredrikson & Byron, P.A., Minneapolis, Minnesota.

EXPERTS

The consolidated financial statements as of December 31, 2008 incorporated by reference in this prospectus have been so incorporated in reliance on the report of Baker Tilly Virchow Krause, LLP (formerly known as Virchow, Krause & Company, LLP), an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses Of Issuance And Distribution.

The Registrant estimates that expenses payable by the Registrant in connection with the offering described in this Registration Statement will be as follows:

SEC registration fee	$443
Blue sky fees	1,810
FINRA fees	1,000
Legal fees and expenses	50,000
Accounting fees and expenses	2,500
Printing and engraving expenses	1,600
Miscellaneous	3,647
$61,000

Item 15. Indemnification of Directors and Officers.

Subsection 1 of Section 78.7502 of the Nevada Revised Statutes, or the NRS, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding if that person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.

Subsection 2 of Section 78.7502 of the NRS empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 of the NRS further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2 of Section 78.7502, or in defense of any claim, issue or matter therein, a corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense.

Section 78.751 of the NRS provides that any discretionary indemnification under Section 78.7502, unless ordered by a court or advanced, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Section 78.751 of the NRS further provides that the indemnification provided for by Section 78.7502 shall not be deemed exclusive or exclude any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators. Section 78.752 of the NRS empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 78.7502.

Pursuant to the Registrant’s Amended and Restated Articles of Incorporation, the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director is eliminated to the fullest extent permitted by law.  In addition, the Registrant will indemnify its directors and officers to the fullest extent permitted by law.  In certain cases, the Registrant may also advance expenses incurred by any director or officer in defending any proceeding brought against him because of his position as such.

Item 16.   Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
4.1

Form of Warrant Agreement between ProUroCare Medical Inc. and Interwest Transfer Company, Inc. (incorporated by reference to Exhibit 4.27 to Amendment No. 3 to Registration Statement on Form S-1 filed December 18, 2008).

4.2	Specimen Warrant (incorporated by reference to Exhibit 4.28 to Amendment No. 3 to Registration Statement on Form S-1 filed December 18, 2008).

4.3	Form of First Amendment to Warrant Agreement between ProUroCare Medical Inc. and Interwest Transfer Company, Inc. (filed herewith).

4.4	Specimen Replacement Warrant (filed herewith).

5.1	Legal opinion of Fredrikson & Byron, P.A. (filed herewith).

23.1	Consent of Baker Tilly Virchow Krause, LLP (filed herewith).

23.2	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1	Form of Letter of Transmittal (filed herewith).

99.2	Form of Notice of Guaranteed Delivery (filed herewith).

99.3	Form of letter to the clients of brokers, dealers, commercial banks, trust companies and other nominees (filed herewith).

99.4	Form of letter to Warrant holders (filed herewith).

Item 17.  Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(6)  That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant; and

(iii)  Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on September 25, 2009.

PROUROCARE MEDICAL INC.

By:	/s/ Richard C. Carlson
Richard C. Carlson
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Richard C. Carlson and Richard Thon, signing singly, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments to this Registration Statement and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

The undersigned also grants to said attorneys-in-fact, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted. This Power of Attorney shall remain in effect until revoked in writing by the undersigned.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Richard C. Carlson	Chairman and Chief Executive Officer (Principal Executive Officer)	September 25, 2009
Richard C. Carlson

/s/ Richard Thon	Chief Financial Officer (Principal Financial and Accounting Officer)	September 25, 2009
Richard Thon

/s/ David Koenig	Director and Secretary	September 25, 2009
David Koenig

/s/ Robert Rudelius	Director	September 25, 2009
Robert Rudelius

/s/ Scott E. Smith	Director	September 25, 2009
Scott E. Smith

EXHIBIT INDEX

Exhibit No.	Description
4.1

Form of Warrant Agreement between ProUroCare Medical Inc. and Interwest Transfer Company, Inc. (incorporated by reference to Exhibit 4.27 to Amendment No. 3 to Registration Statement on Form S-1 filed December 18, 2008).

4.2	Specimen Warrant (incorporated by reference to Exhibit 4.28 to Amendment No. 3 to Registration Statement on Form S-1 filed December 18, 2008).

4.3	Form of First Amendment to Warrant Agreement between ProUroCare Medical Inc. and Interwest Transfer Company, Inc. (filed herewith).

4.4	Specimen Replacement Warrant (filed herewith).

5.1	Legal opinion of Fredrikson & Byron, P.A. (filed herewith).

23.1	Consent of Baker Tilly Virchow Krause, LLP (filed herewith).

23.2	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1	Form of Letter of Transmittal (filed herewith).

99.2	Form of Notice of Guaranteed Delivery (filed herewith).

99.3	Form of letter to the clients of brokers, dealers, commercial banks, trust companies and other nominees (filed herewith).

99.4	Form of letter to Warrant holders (filed herewith).